Exhibit 99.1

Treaty Energy Acquires Two Producing Oil Leases
Company Purchased the SHOTWELL W. F. and SHOTWELL “C” Leases on 138 Acres, with up to 30 Virgin Well Sites

HOUSTON, TX--Apr 20, 2011 -- Treaty Energy Corporation (OTCQB: TECO), a growth-oriented energy company in the oil and gas industry, today announced it has acquired two additional leases in Texas, the SHOTWELL W. F. and the SHOTWELL “C” leases.

Treaty indicated that production on these leases is currently 4.18 barrels of oil per day.  These leases require no work over and were purchased for their current production value, but more important to Treaty Energy is the additional 30 virgin well drilling sites which will be added to the list of wells that Treaty’s new Failing 1500 CF Drilling Rig will start drilling when permits are granted to do so.  Private financing to fund the drilling had been arranged prior to the acquisition of the Failing Drilling Rig.

Stephen L. York, Treaty Energy’s Vice President of Acquisitions and Operations, stated, “These leases are two of the most advanced small leases in the Country.  Scientific evaluations have been done as an experiment to see what can be achieved with a maximum effort and scientific approach.  Fluid levels have been ‘shot’, water flooding plains logged, and geology available.”

Mr. York stated further, “The upside to this acquisition is that Treaty now has an additional 138 acres to drill on, which represents 30 or more virgin well sites.”

Treaty Energy’s CEO and Chairman, Andrew V. Reid, stated, “I am very pleased with the progress Steve is making on the development of Treaty Energy’s rapidly growing base of leases and production of oil in Texas.”

Treaty indicated that it will follow with an SEC Form 8-K on a timely basis, which will include all aspects of this purchase.

About Treaty Energy Corporation
Treaty is engaged in the acquisition, development and production of oil and natural gas.  Treaty acquires and develops oil and gas leases which have “proven but undeveloped reserves” at the time of acquisition.  These properties are not strategic to large exploration-oriented oil and gas companies.  This strategy allows Treaty to develop and produce oil and natural gas with tremendously decreased risk, cost and time involved in traditional exploration.  For more information go to: www.treatyenergy.com

Forward-Looking Statements:
Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, raising working capital and securing other financing; responding to competition and rapidly changing technology; and other risks.  These risks are detailed in the Company’s filings with the Securities and Exchange Commission, including Forms 10-KSB, 10-QSB and 8-K.  Actual results may differ materially from such forward-looking statements.

Contact:
Osprey Partners
Tel: 732-292-0982
Fax: 732-528-9065
investors@treatyenergy.com